EXHIBIT 15.1

                  AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Pride Petroleum Services, Inc.
        Registration Statement on Form S-4

     We are aware that our report dated November 14, 1996 on our review of interim financial information of Pride Petroleum Services, Inc. for the nine-month periods ended September 30, 1996 and 1995 included in the Company's quarterly report on Form 10-Q for the quarter then ended is included and incorporated by reference in this registration statement on Form S-4. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                                         COOPERS & LYBRAND
L.L.P.

Houston, Texas
January 23, 1997